EXHIBIT 77C
FLAHERTY & CRUMRINE PREFERRED INCOME FUND INCORPORATED
(the "Fund")

	On April 18, 2008, the Fund held its Annual Meeting of
Shareholders (the "Annual Meeting") for the following purpose: election of Directors of the Fund ("Proposal 1").
The proposal was approved by the shareholders and the results of the voting are as follows:

Proposal 1: Election of Directors.

         Name               For        Withheld

     Common Stock
          David Gale     9,688,298     209,224

     Preferred Stock
          Karen H. Hogan     679         0


Donald F. Crumrine, Morgan Gust and Robert F. Wulf continue to serve in their capacities as Directors of the Fund.

	On May 21, 2008, the Fund held a Special Meeting of
Shareholders (the "Special Meeting") for the following purpose: (i) approval of changes to certain fundamental investment policies ("Proposal 1-A, Proposal 1-B and
Proposal 1-C") and (ii) approval of an amended and restated investment advisory agreement ("Proposal 2"). The proposals were approved by the shareholders and the results of the voting are as follows:

Proposal 1-A: Revision to the fundamental policy relating to borrowing money.

                         For          Against     Abstain

     Common Stock      4,770,864      297,164     226,035

     Preferred Stock      519            0          0

Proposal 1-B: Revision to the fundamental policy relating to issuing senior securities.

                         For          Against     Abstain

     Common Stock      4,786,665     288,142     219,255

     Preferred Stock      519          0            0
Proposal 1-C: Revision to the fundamental policy relating to purchasing securities on margin.

                         For          Against     Abstain

     Common Stock      4,707,017     344,701     242,344

     Preferred Stock      519          0            0

Proposal 2:  Approval of Amended Investment Advisory
Agreement.

                         For          Against     Abstain

     Common Stock      4,729,800     316,507     247,756

     Preferred Stock     519           0            0